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                 EXHIBIT (11)-COMPUTATION OF PER SHARE EARNINGS

                     FIRST OF MICHIGAN CAPITAL CORPORATION
                       REPORT ON FORM 10-K FOR THE PERIOD
                            ENDED SEPTEMBER 27, 1996




                                                 Fiscal Year Ended
                              ----------------------------------------------------------
                              September 27, 1996  September 29, 1995  September 30, 1994
                              ----------------------------------------------------------
PRIMARY
Average shares outstanding             2,670,998           2,830,263           2,890,513
Net effect of dilutive
stock options--based on
the treasury stock method
using average market price                 1,479              25,197              62,456
                                      ----------          ----------          ----------
TOTAL                                  2,672,477           2,855,460           2,952,969
                                      ==========          ==========          ==========
Net income                            $1,763,716          $  108,067          $1,042,893
                                      ==========          ==========          ==========
Per share amount                      $      .66          $      .04          $      .35
                                      ==========          ==========          ==========
FULLY DILUTED
Average shares outstanding                N/A                 N/A                 N/A
                                        Note A              Note A              Note A

Note A: The fully-diluted computations for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, are not reported as the calculation did not exceed 3% of the primary calculation.